As filed with the United States Securities and Exchange Commission on February 12, 2020

Registration No. 333-236021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

Form F-3

Registration Statement

Under the Securities Act of 1933

BIOFRONTERA AG

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Federal Republic of Germany	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Hemmelrather Weg 201

D-51377 Leverkusen Germany

Telephone: 011 49 214 876 00

(Address and telephone number of Registrant’s principal executive office)

Biofrontera Inc.

120 Presidential Way

Suite 330

Woburn, MA 01801

Telephone: 781 245 1325

(Name, address, and telephone number of agent for service)

Copies to:

Seth T. Goldsamt

Stephen E. Older

McGuireWoods LLP

1251 Avenue of the Americas

20th Floor

New York, NY 10020

Telephone: 212 548 2100

Facsimile: 212 548 2150

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company [X]

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Ordinary shares, €1.00 nominal value per share	-	-
American Depositary Shares(4), each representing two ordinary shares, nominal value €1.00 per share	-	-
Debt Securities	-	-
Warrants	-	-
Rights to subscribe for ordinary shares (including rights to subscribe for American Depositary Shares)	-	-
Purchase Contracts	-	-
Units	-	-
Total	$100,000,000	$12,980.00	(5)

(1)	There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold by us from time to time at indeterminate prices, with the maximum aggregate public offering price not to exceed $100,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder. This registration statement shall also cover any additional securities to be offered or issued from share splits, share dividends, recapitalizations or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, or the Securities Act, with respect to the securities to be sold by us. In no event will the aggregate offering price of all securities sold by us from time to time pursuant to this registration statement exceed $100,000,000.
(3)	Warrants could either be issued as cash-settled warrants or created by detaching the warrants from bond-plus-warrant securities as described in this registration statement.
(4)	The ordinary shares may be represented by American Depositary Shares, or ADSs, each of which currently represents two ordinary shares, nominal value €1.00 per share. A separate registration statement on Form F-6 (File No. 333-222713), as amended, has been filed for the registration of ADSs issuable upon deposit of the ordinary shares.
(5)	Previously paid.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

(Subject to Completion) Dated February 12, 2020

BIOFRONTERA AG

$100,000,000

Ordinary Shares

American Depositary Shares

Debt Securities

Warrants

Rights to Subscribe for Ordinary Shares or American Depositary Shares

Purchase Contracts and

Units

We may offer, from time to time, in one or more offerings, ordinary shares, American Depositary Shares (“ADSs”), debt securities, warrants, rights to subscribe for ordinary shares or American Depositary Shares, purchase contracts or units which we collectively refer to as the “securities.” The aggregate offering price of the securities that we may offer and sell under this prospectus will not exceed $100,000,000. We may offer and sell the securities at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.

The securities covered by this prospectus may be offered through one or more underwriters, dealers and agents, or directly to purchasers. The names of underwriters, dealers or agents, if any, will be included in a supplement to this prospectus. For general information about the distribution of securities offered, please see “Plan of Distribution” beginning on page 24.

We are an “emerging growth company,” as defined by the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Our ordinary shares are listed on the Stock Exchange in Düsseldorf and on the Frankfurt Stock Exchange under the symbol “B8F” and our American Depositary Shares are traded on The NASDAQ Capital Market under the symbol “BFRA”. On February 7, 2020, the last sale price of our ordinary shares as reported by the Frankfurt Stock Exchange was €5.41 per common share. As of January 20, 2020, the aggregate market value of our outstanding ordinary shares held by non-affiliates (including those represented by American Depositary Shares) was approximately $251 million based on approximately 44,849,365 shares of outstanding ordinary shares, of which approximately 44,849,365 shares were held by non-affiliates. We have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus.

Investing in our securities involves risk. See “Risk Factors” beginning on page 3 to read about factors you should consider before buying our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2020.

We have not authorized any person to provide you with information different from that contained in this prospectus or any supplement to this prospectus that we authorize to be distributed to you. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state or other jurisdiction where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby.

Unless otherwise indicated, all references in this prospectus to “Biofrontera”, “we”, “us”, or “company” refer to Biofrontera AG and its subsidiaries, Biofrontera Pharma GmbH, Biofrontera Bioscience GmbH, Biofrontera Neuroscience GmbH, Biofrontera Development GmbH and Biofrontera Inc.

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell securities, described in this prospectus in one or more offerings up to the amount registered under the registration statement. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation by Reference.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not assume that the information contained in this prospectus is accurate as of any other date.

RISK FACTORS

Before making a decision to invest in our securities, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our annual report on Form 20-F, and in any updates to those risk factors in our reports on Form 6-K incorporated herein, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 20-F, reports on Form 6-K and other information with the SEC under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC at http://www.sec.gov. We maintain an internet site at https://www.biofrontera.com/en/.

As a foreign private issuer, we are not required to disclose certain other information that is required from U.S. domestic issuers. Also, as a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing of proxy statements to shareholders and members of our supervisory and management boards and our principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, other U.S. domestic reporting companies. We are liable for violations of the rules and regulations of the SEC which do apply to us as a foreign private issuer.

This prospectus and any prospectus supplement are part of a registration statement we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website at http://www.sec.gov.

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INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents:

●	Our annual report on Form 20-F for the year ended December 31, 2018, filed by us with the SEC on April 29, 2019 (File No. 001-38396);

●	Our reports on Form 6-K furnished with the SEC on January 22, 2020 and February 12, 2020 (File Nos. 001-38396); and

●	The description of our ordinary shares and American Depositary Shares contained in our registration statement on Form 8-A (File No. 001-38396), filed by us with the SEC under Section 12(b) of the Securities Exchange Act of 1934, on February 12, 2018, including any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Biofrontera AG

Hemmelrather Weg 201

D-51377 Leverkusen Germany

Telephone: 011 49 214 876 00

Attention: Investor Relations

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, regulatory process, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “believe”, “anticipate”, “intend”, “expect”, “target”, “goal”, “estimate”, “plan”, “assume”, “may”, “will”, “predict”, “project”, “would”, “could” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that could cause such differences include, but are not limited to:

●	our ability to achieve and sustain profitability;

●	our ability to compete effectively in selling our products;

●	our ability to expand, manage and maintain our direct sales and marketing organizations;

●	our ability to successfully integrate the Cutanea Life Sciences, Inc. business, which we acquired in March 25, 2019, and realize our goals for this acquisition;

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●	our actual financial results may vary significantly from forecasts and from period to period;

●	our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing;

●	our ability to market, commercialize, achieve market acceptance for and sell our products and product candidates;

●	market risks regarding consolidation in the healthcare industry;

●	the willingness of healthcare providers to purchase our products if coverage, reimbursement and pricing from third party payors for procedures using our products significantly declines;

●	our ability to adequately protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

●	the regulatory and legal risks, and certain operating risks, that our international operations subject us to;

●	the fact that product quality issues or product defects may harm our business;

●	any product liability claims;

●	the progress, timing and completion of our research, development and preclinical studies and clinical trials for our products and product candidates; and

●	our expectations regarding the merits and outcomes of pending or threatened litigation, including the lawsuit brought by DUSA Pharmaceuticals, Inc. against us before the District Court of Massachusetts claiming patent infringement, trade secret misappropriation, tortious interference with contractual relations, and deceptive and unfair trade practices.

Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including those described in the section of this prospectus entitled “Risk Factors” and elsewhere in this prospectus.

We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OUR COMPANY

We are an international biopharmaceutical company specializing in the development and commercialization of a platform of pharmaceutical products for the treatment of dermatological conditions and diseases caused primarily by exposure to sunlight that results in sun damage to the skin. We also market a topical antibiotic used to treat impetigo, a bacterial skin infection.

We were founded in 1997 by Professor Hermann Lübbert, Ph.D., who currently serves as chairman of our management board and our chief executive officer. Our ordinary shares have been listed on the Stock Exchange in Düsseldorf since 2006 and on the Frankfurt Stock Exchange under the ticker symbol “B8F” since 2012. American Depositary Shares (ADS), each representing two ordinary shares of Biofrontera, have been listed on The NASDAQ Capital Market since February 14, 2018.

Our principal product is Ameluz®, which is a prescription drug approved for use in combination with photodynamic therapy, or PDT, which we sometimes refer to as Ameluz® PDT. We are currently selling Ameluz® in the U.S., in 8 countries in Europe and in Israel. In Germany, Spain, the UK, and the U.S., we distribute and sell our products through our own sales force. We have agreements with partners to sell Ameluz® and the BF-RhodoLED® lamp in other European countries and in Israel. We manufacture Ameluz® for worldwide sales using a third-party contract manufacturer in Switzerland. We assemble our BF-RhodoLED® lamp at our corporate headquarters in Leverkusen, Germany.

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Ameluz® PDT received centralized European approval in 2011 from the European Commission for the treatment of actinic keratosis of mild to moderate severity on the face and scalp. Since the initial centralized European approval of Ameluz® PDT, the European Commission granted label extensions for the use of Ameluz® PDT for (i) the treatment of field cancerization, or larger areas of skin on the face and scalp with multiple actinic keratoses and (ii) the treatment of superficial and/or nodular basal cell carcinoma unsuitable for surgical treatment due to possible treatment-related morbidity and/or poor cosmetic outcome. In March 2018, we received approval from the European Commission for label extension for the treatment of mild to moderate actinic keratoses on the face and scalp using Ameluz® in combination with daylight photodynamic therapy.

In addition, we have developed our own photodynamic therapy lamp, BF-RhodoLED®, for use in combination with Ameluz®. Our BF-RhodoLED® lamp was approved as a medical device in the EU in November 2012 and is approved for sale in all EU countries, although the use of our BF-RhodoLED® lamp is not required to be used in combination with Ameluz® in the EU or Switzerland.

In May 2016, we received approval from the FDA to market in the U.S. Ameluz® in combination with photodynamic therapy using our BF-RhodoLED® lamp for lesion-directed and field-directed treatment of actinic keratoses of mild-to-moderate severity on the face and scalp. In October 2016, we launched the commercialization of Ameluz® and BF-RhodoLED® for actinic keratosis in the U.S.

We intend to expand the commercialization of Ameluz® in the U.S. and undertake further clinical trials and other activities related to extending the approved indications for Ameluz®.

On March 25, 2019, we announced that we, through a U.S. subsidiary, acquired Cutanea Life Sciences, Inc. from Maruho Co., Ltd., the parent of our major shareholder, Maruho Deutschland GmbH, that holds, as of August 28, 2019, approximately 29.15% of our outstanding ordinary shares. In November 2018, Cutanea had launched XepiTM, a prescription cream for the treatment of impetigo, a frequent bacterial skin infection (Staphylococcus aureus or Streptococcus pyogenes). We have added XepiTM to our U.S. product portfolio and promote this new product alongside our lead product, Ameluz®.

Our principal executive offices are located at Hemmelrather Weg 201, D-51377 Leverkusen, Germany. Our telephone number is 011 49 214 876 00 and our internet address is https://www.biofrontera.com/en/. Information on our website does not constitute a part of, nor is it incorporated in any way, into this prospectus or any other report we file with the SEC.

CAPITALIZATION

The following table sets forth our capitalization and cash and cash equivalents, debt and total capitalization of our company as of June 30, 2019 and is derived from our unaudited condensed consolidated interim financial statements. The financial data in the following table should be read in conjunction with our financial data and notes thereto incorporated by reference herein.

(amounts in thousands,	As of June 30, 2019
except per share data)	$(1)	€
Cash and cash equivalents	24,544	21,579
Debt
Long-term debt, net of current portion	46,696	41,055
Capital lease obligations, net of current portion	—	—
Total debt, net of current portion	46,696	41,055
Total debt, including current portion	67,192	59,075
Shareholders’ Equity
Ordinary shares, with no par value (notional par value of €1 per share)(2)	44,638,174	44,638,174
Additional paid-in capital	133,401	117,286
Accumulated deficit(3)	(155,083)	136,349
Total equity	28,582	25,129
Total capitalization	95,774	84,204

(1) Translated solely for convenience into U.S. dollars at an assumed exchange rate of €1.00 per $1.0905, which was the exchange rate of such currencies based on the noon buying rate of the Federal Reserve Bank of New York on September 30, 2019.

(2) The actual number of ordinary shares shown as issued and outstanding exclude 427,642 ordinary shares issuable upon the exercise of convertible bonds outstanding as of January 21, 2020, with conversion prices of €4.75 and excludes the issuance of any ordinary shares pursuant to the exercise of any exercisable stock options.

(3) Includes loss carry-forward and accumulated losses.

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USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of the securities will be used for general corporate purposes. General corporate purposes may include research and development costs and the repayment of debt. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following description is a summary of certain information relating to our share capital, as well as certain provisions of our articles of association and the German Stock Corporation Act. Unless stated otherwise, the description insofar as it relates to our articles of association is based on the amended version of our articles of association which was registered with the commercial register in Köln, Germany, on October 28, 2019. This summary does not purport to be complete and speaks only as of the date of this prospectus. Copies of our articles of association are publicly available from the commercial register of the local court in Köln, Germany, electronically at www.unternehmensregister.de and as an exhibit to the registration statement of which this prospectus forms a part.

Share Capital

As of the date of this prospectus, our registered share capital amounts to €44,849,365, divided into 44,849,365 no par-value ordinary registered shares with a notional value of €1.00 per share. The shares were created according to German law.

Form, Certification and Transferability of the Shares

Our shares are in registered form (Namensaktien). The form and contents of our share certificates, any dividend certificates, renewal certificates and interest coupons are determined by our management board with the approval of our supervisory board. A shareholder’s right to certificated shares is excluded, to the extent permitted by law and to the extent certification is not required by the stock exchange on which the shares are admitted to trading. We are permitted to issue share certificates that represent one or more shares.

Our share capital is represented by one or more global share certificates deposited with Clearstream Banking AG. All our outstanding shares are no par-value ordinary registered shares. If a resolution regarding a capital increase does not specify whether such increase will be in bearer or registered form, the new shares resulting from such capital increase will be, pursuant to our articles of association, no par-value ordinary registered shares by default. Any resolution regarding a capital increase may determine the profit participation of the new shares resulting from such capital increase.

Our shares are freely transferable under German law, with the transfer of ownership governed by applicable laws and the rules of the relevant clearing system.

General Information on Capital Measures

Pursuant to our articles of association, an increase of our share capital generally requires a resolution passed at our shareholders’ meeting with both a simple majority of the share capital represented at the relevant shareholders’ meeting and a simple majority of the votes cast. See also “— Subscription Rights” below.

The shareholders at such meeting may authorize our management board to increase our share capital with the consent of our supervisory board within a period of up to five years by issuing shares for a certain total amount as “authorized capital” (genehmigtes Kapital), which is a concept under German law that enables us to issue shares without going through the process of obtaining a shareholders’ resolution.

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Furthermore, our shareholders may resolve to amend or create “contingent capital” (bedingtes Kapital); however, they may do so only to issue conversion or subscription rights to holders of convertible bonds (including option bonds), in preparation for a merger with another company or to issue subscription rights to employees and members of the management of our company or of an affiliated company by way of a consent or authorization resolution.

According to German law, any resolution pertaining to the creation of authorized or contingent capital requires a resolution passed at our shareholder’s meeting with both a ¾ majority of the share capital represented at the relevant shareholder’s meeting and a simple majority of the votes cast.

The shareholders may also resolve to increase the share capital from company resources by converting capital reserves and profit reserves into share capital. Pursuant to our articles of association, such resolution pertaining to an increase in share capital from company resources (Kapitalerhöhung aus Gesellschaftsmitteln) requires a resolution passed at our shareholder’s meeting with both a simple majority of the share capital represented at the relevant shareholder’s meeting and a simple majority of the votes cast.

According to German law, the aggregate nominal amount of the authorized capital created by the shareholders may not exceed 50% of the outstanding share capital existing at the time of registration of the authorized capital with the commercial register.

According to German law, the aggregate nominal amount of the contingent capital created at any shareholders’ meeting may not exceed 50% of the outstanding share capital existing at the time of the shareholders’ meeting adopting such resolution. The aggregate nominal amount of the contingent capital created for the purpose of granting subscription rights to employees and members of the management of our company or of an affiliated company may not exceed 10% of the outstanding share capital existing at the time of the shareholders’ meeting adopting such resolution (these 10% being included in the aforementioned 50%).

Any resolution relating to a reduction of our share capital (Kapitalherabsetzung) requires a resolution passed at our shareholder’s meeting with both a ¾ majority of the share capital represented at the relevant shareholder’s meeting and a simple majority of the votes cast.

Changes in Our Share Capital during the Last Three Fiscal Years

On February 18, 2016, our share capital was increased from Authorized Capital I (as defined below) by €2,357,384 to €27,847,814 pursuant to a capital increase against cash contribution by issuing 2,357,384 new registered no-par ordinary shares, with an amount of the share capital attributable to each share of €1.00, reducing the Authorized Capital I proportionally. The shareholders’ subscription right was excluded in this issuance and the shares were offered to selected institutional investors. The subscription price per share was €1.90 each, and we received net proceeds from this share issuance of approximately €4.4 million.

On April 20, 2016, our share capital was increased from Authorized Capital I by €2,499,999 to €30,347,813 pursuant to a capital increase against cash contribution by issuing 2,499,999 new registered no-par ordinary shares, with an amount of the share capital attributable to each share of €1.00, reducing the Authorized Capital I proportionally. Our shareholders were granted the statutory subscription right to participate in the issuance. The subscription price per share was €2.00, and we received net proceeds from this share issuance of approximately €4.9 million.

On November 17, 2016, our share capital was increased from Authorized Capital I by €5,012,950 to €35,360,763 pursuant to a capital increase against cash contribution by issuing 5,012,950 new registered no-par ordinary shares, with an amount of the share capital attributable to each share of €1.00, using up the Authorized Capital I completely. Our shareholders were granted the statutory subscription right to participate in the issuance. The subscription price per share was €3.00, and we received net proceeds from this share issuance of approximately €14.7 million.

In December 2016 and January 2017, we issued convertible bonds which could be converted into shares. Insofar as shares are to be delivered as a consequence of conversion of the bonds, we can issue these shares from Contingent Capital I (as defined in our articles of association).

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In January 2017, an increase of our share capital by €2,354,510 to €37,715,273 was registered pursuant to the conversion of our warrant bonds into 1,603,050 of our ordinary shares, and the exercise of options from our convertible bond issued in 2009 (which was fully repaid upon maturity on December 31, 2016) into 751,460 shares. The 1,603,050 shares from the conversion of convertible bonds were issued from Contingent Capital I, reducing the available Contingent Capital I proportionally. The 751,460 shares from the exercise of option rights were issued from Contingent Capital IV, reducing the available Contingent Capital IV (as defined in our articles of association) proportionally.

In February 2017, an increase of our share capital by €7,160 to €37,722,433 was registered pursuant to the exercise of options from the warrant bond issued in 2009 into 7,160 of our ordinary shares. The 7,160 shares from the exercise of option rights were issued from Contingent Capital IV, reducing the available Contingent Capital IV proportionally.

On June 29, 2017, our share capital was increased by €693,995 to €38,416,428 pursuant to the conversion of our convertible bonds into 693,995 of our ordinary shares. The 693,995 shares from the conversion of convertible bonds were issued from Contingent Capital I, reducing the available Contingent Capital I proportionally.

In August 2017, our share capital was increased by €75 to €38,416,503 pursuant to the conversion of convertible bonds into 75 of our ordinary shares. The 75 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital I, reducing the available Contingent Capital I proportionately.

In December 2017, our share capital was increased by €325 to €38,416,828 pursuant to the conversion of convertible bonds into 325 of our shares. The 325 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital I, reducing the available Contingent Capital I proportionately.

In February 2018, the ADSs, of which each represents two of our ordinary shares, were listed on The NASDAQ Capital Market in the U.S. and our share capital against cash capital contributions increased by €6,000,000 through issuing 6,000,000 new ordinary registered shares from approved capital. Statutory subscription rights were granted to the shareholders. Any shares not subscribed by statutory subscription rights were offered to investors in the U.S. in the form of ADSs. The subscription price per share amounted to €4.00. The capital increase was fully placed. The net issue proceeds amounted to €21.6 million.

In June 2018, our share capital was increased by €17,652 to €44,434,480 pursuant to the conversion of convertible bonds into 17,652 of our shares. The 17,652 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital I, reducing the available Contingent Capital I proportionately.

In June 2018, our share capital was further increased by €72,500 to €44,506,980 pursuant to the exercise of options from our 2010 employee stock option program into 72,500 of our shares. The 72,500 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital III, reducing the available Contingent Capital III proportionately.

In July 2018, our share capital was increased by €2,694 to €44,509,674 pursuant to the conversion of convertible bonds into 2,694 of our shares. The 2,694 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital I, reducing the available Contingent Capital I proportionately.

In July 2018, our share capital was further increased by €63,500 to €44,573,174 pursuant to the exercise of options from our 2010 employee stock option program into 63,500 of our shares. The 63,500 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital III, reducing the available Contingent Capital III proportionately.

In December 2018, our share capital was further increased by €59,500 to €44,632,674 pursuant to the exercise of options from our 2010 employee stock option program into 59,500 of our shares. The 59,500 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital III, reducing the available Contingent Capital III proportionately.

In June 2019, our share capital was further increased by €5,500 to €44,638,174 pursuant to the exercise of options from our 2010 employee stock option program into 5,500 of our shares. The 5,500 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital III, reducing the available Contingent Capital III proportionately.

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In July 2019, our share capital was increased by €118,841 to €44,757,015 pursuant to the conversion of convertible bonds into 118,841 of our shares. The 118,841 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital I, reducing the available Contingent Capital I proportionately.

In August 2019, our share capital was further increased by €58,800 to €44,815,815 pursuant to the exercise of options from our 2010 employee stock option program into 58,800 of our shares. The 58,800 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital III, reducing the available Contingent Capital III proportionately.

In October 2019, our share capital was further increased by €33,550 to €44,849,365 pursuant to the exercise of options from our 2010 employee stock option program into 33,550 of our shares. The 33,550 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital III, reducing the available Contingent Capital III proportionately.

Authorized Capital (genehmigtes Kapital)

At our annual general meeting on May 24, 2017, our shareholders resolved to create an authorized capital. However, one shareholder, Deutsche Balaton AG, has contested the resolutions of the annual general meeting creating authorized capital by filing a lawsuit in the Cologne District Court in June 2017. The claim was dismissed by the Regional Court of Cologne in December 2017. In response to Deutsche Balaton AG’s appeal, the Cologne Higher Regional Court upheld the claim in November 2018. The Cologne Higher Regional Court did not allow the Federal Supreme Court to review the ruling. As our company considers the judgment of the Cologne Higher Regional Court to be incorrect, it has filed an appeal for non-admission with the German Federal Supreme Court. A decision of the German Federal Supreme Court of Justice has not yet been issued. Upon resolution of the shareholder lawsuit contesting this authorized capital, we may be able to enter it into the commercial register, at which time it would become effective.

Pursuant to the authorized capital approved by the shareholders at such meeting (but which has not been entered into the commercial register due to the aforementioned lawsuit and is therefore currently not effective), our management board would be authorized to increase our share capital until May 23, 2022, with the approval of our supervisory board, by up to €4,000,000 by issuing up to 4,000,000 new ordinary registered shares, against contribution in cash (which we sometimes refer to in this prospectus as “Authorized Capital II”). Our management board would be authorized, with the approval of our supervisory board, to determine the rights associated with the shares as well as their terms of issuance. If this set of authorized capital is registered, if any such new shares were to be issued therefrom, they must be first offered to our shareholders for subscription; however, our management board would be authorized, with the approval of our supervisory board, to exclude subscription rights of our shareholders in the following cases:

●	cases of fractional shares; and

●	in cases of cash contributions up to an amount not exceeding 10% of the share capital at the time of the authorization becoming effective or – if this amount should be lower – when the authorization is utilized, if the issue price of the shares is not significantly lower than the exchange price of shares already being traded on the stock market at the time of the final determination of the issue price. (Shares that are sold or issued during the term of this authorization on the basis of other authorizations, by direct or analogous application of sec. 186(3)(4) of the German Stock Corporation Act under exclusion of subscription rights, are taken into account in the above-mentioned 10% limit. The issue of purchase or conversion rights or obligations arising from bonds and/or profit participation rights regarding shares is treated as the issue of shares for this purpose, if these were issued by analogous application of sec. 186(3)(4) of the German Stock Corporation Act under exclusion of subscription rights).

The authorization to exclude the subscription rights may not be exercised (with the exception of the subscription right exclusion for fractional shares) if and insofar during the term of this authorization, together with other authorizations to exclude subscription rights, subscription rights have been excluded for a total of more than 20% of the share capital existing at the time of the use of such exclusion. This does not include subscription rights exclusions for fractional shares and for shares issued in the context of certain employee participation programs. However, the limit includes purchase or conversion rights or obligations arising from bonds and/or profit participation rights regarding shares, if these were issued under exclusion of subscription rights.

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Contingent Capital (bedingtes Kapital)

According to our articles of association we have established four sets of contingent capital as follows:

●	Our company’s share capital is conditionally increased by up to €3,998,014 (reduced from original amount of €4,831,596 as a result of warrants we have issued), through the issue of 3,998,014 new registered ordinary shares, which constitute a proportion of the share capital of €1.00 each (Contingent Capital I). At this time, €427,642 of the Contingent Capital I is required to secure conversion rights from our convertible bonds issued in January 2017.

●	The contingent capital increase serves (i) to secure granting of option rights and agreeing on option obligations pursuant to the terms of a respective bond, or (ii) to secure fulfillment of conversion rights and fulfillment of conversion obligations pursuant to the terms of a respective bond, each issued, agreed upon or guaranteed based on the authorization of the general meeting of shareholders of August 28, 2015, by us or our affiliates.

●	The contingent capital increase will be implemented only if and insofar as (i) financial instruments based on the authorization of the general meeting of shareholders of August 28, 2015, are issued, and (ii) the holders or creditors of financial instruments, exercise their option or conversion rights, or fulfill an option or conversion obligation, as the case may be. The new shares issued on the basis of the previous sentence entitle their holders to dividends of company profits from the beginning of the fiscal year in which they are issued.

●	Our management board is authorized (subject to the approval of our supervisory board) to make further stipulations regarding the implementation of the contingent capital increase.

●	Our company’s share capital is conditionally increased by €249,050, through the issuance of up to 249,050 no-par-value registered ordinary shares (Contingent Capital III). The contingent capital increase serves exclusively to fulfill options granted until July 1, 2015 pursuant to the authorization by resolution of our general meeting of shareholders held on July 2, 2010. The contingent capital increase will be implemented only if the holders of the options issued exercise their right to purchase shares of our company, and if our company does not grant our own shares or pay a cash settlement in order to fulfill the options. The new shares entitle their holders to dividends from company profits from the beginning of the fiscal year in which they are issued.

●	Our company’s share capital is conditionally increased by up to €1,814,984, through the issue of up to 1,814,984 new no-par-value registered ordinary shares (Contingent Capital V). The contingent capital increase serves to ensure that option rights are fulfilled which were granted on the basis of the authorization of our general meeting of shareholders held on August 28, 2015, in the period up to August 27, 2020. The capital increase must be implemented only insofar as the holders of the share options exercise their options and we do not fulfill the option rights by delivering our own shares or paying a cash compensation. The new shares entitle their holders to dividends of company profits from the beginning of the fiscal year in which they are issued.

Subscription Rights

According to the German Stock Corporation Act, every shareholder is generally entitled to subscription rights (commonly known as preemptive rights) to any new shares issued in connection with a capital increase, including convertible bonds, bonds with warrants, profit-sharing rights or income bonds, in proportion to the number of shares such shareholder holds in the company’s existing share capital. Under German law, these rights do not apply to shares issued out of contingent capital. A minimum subscription period of two weeks must be provided for the exercise of such subscription rights. Subscription rights are freely transferable and may be traded on German stock exchanges within a specified period prior to the expiration date of the subscription period. In the past, we have refrained from arranging tradability of subscription rights on stock markets or was not definitely determined just before the end of the subscription period, since the issue price of our new shares had generally been close to market price, meaning that the subscription rights did not have a (determinable) inherent value.

Under German law, the shareholders’ meeting may pass a resolution excluding subscription rights with both a ¾ majority of the share capital represented at the relevant shareholder’s meeting and a simple majority of the votes cast. In addition to approval by the general shareholders’ meeting, the exclusion of subscription rights requires a justification. The justification must be based on the principle that our interest in excluding subscription rights outweighs the shareholders’ interest in their subscription rights and may be subject to judicial review. Under German law, the exclusion of subscription rights upon the issuance of new shares is permitted, however, if we increase the share capital against cash contributions and the amount of the capital increase does not exceed 10% of our existing share capital and the issue price of the new shares is not significantly lower than the market price of our shares. The management board must also make a report available to the shareholders justifying the exclusion and demonstrating that the company’s interest in excluding the subscription rights outweighs the shareholders’ interest in having them. If subscription rights to authorized capital are excluded, such report must be presented at the general meeting of shareholders resolving on the creation of the authorized capital.

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Shareholders’ Meetings and Voting Rights

Pursuant to our articles of association, the annual general shareholders’ meeting takes place at the discretion of the corporate body convening such meeting at the corporate seat of the company, the seat of a German stock exchange, or in a German city with more than 100,000 inhabitants. Each share entitles its holder to one vote at the general shareholders’ meeting. Shareholders can vote their shares by proxy. Unless otherwise stipulated by the German Stock Corporation Act or our articles of association, resolutions of the general shareholders’ meeting are adopted by a simple majority of the votes cast or, if a capital majority is required, by a simple majority of the registered share capital represented at the meeting.

Pursuant to the German Stock Corporation Act, resolutions of fundamental importance require the approval of the majority of ¾ of share capital represented at the relevant shareholder’s meeting. Resolutions of fundamental importance generally include:

●	changes to the articles of association regarding our business purpose;

●	capital increases if shareholders’ subscription rights are excluded;

●	capital decreases;

●	the creation of authorized or contingent capital;

●	reorganizations pursuant to the German Reorganization Act (Umwandlungsgesetz), including mergers (Verschmelzungen), spin-offs (Abspaltungen), transfers of assets (Ausgliederungen) and changes in legal form (Formwechsel);

●	an agreement to transfer all of the company’s assets pursuant to Section 179a of the German Stock Corporation Act;

●	the conclusion of enterprise agreements (Unternehmensverträge), such as domination and profit and loss transfer agreements (Beherrschungs-und Gewinnabführungsvertrag); and

●	the dissolution of the company.

Our management board and our supervisory board may call a shareholders’ meeting. Shareholders holding an aggregate of 5% or more of our registered share capital may request the management board to call a general meeting, and, if the management board refrains from doing so, may be authorized by a court to call the meeting themselves. Our supervisory board must call a shareholders’ meeting whenever the interests of our company so require. Our company must hold our annual general shareholders’ meeting during the first eight months of each fiscal year. The current version of our articles of association requires us to publish notices of shareholders’ meetings in the German Federal Gazette at least 36 days before such meeting. The registration deadline for attending the meeting is published concurrently with the notice of meeting. Neither German law nor our articles of association restrict the right of foreign shareholders or shareholders not domiciled in Germany to hold or vote our shares.

Neither German law nor our articles of association provide for a minimum participation for a quorum for our shareholders’ meetings.

For a description of the voting rights for ADS holders, please see “Description of American Depositary Shares — Voting Rights.”

Dividend Rights

Under the German Stock Corporation Act, distributions of dividends on shares for a given fiscal year are generally determined by a process in which our supervisory board and management board submit a proposal to our annual general shareholders’ meeting held in the subsequent fiscal year and the shareholders at such annual general shareholders’ meeting adopt a resolution. The German Stock Corporation Act provides that a resolution concerning dividends and distribution thereof may be adopted only if the company’s unconsolidated financial statements under the applicable law show net retained profits (Bilanzgewinn). In determining the profit available for distribution, the result for the relevant fiscal year must be adjusted for profits and losses brought forward from the previous year and for withdrawals from or transfers to reserves. Certain reserves are required by law and must be deducted when calculating the profits available for distribution.

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Shareholders participate in profit distributions in proportion to the number of shares they hold. Dividends on shares approved at the general shareholders’ meeting are paid annually, shortly after the general shareholders’ meeting, in compliance with the rules of the respective clearing system. Dividend payment claims are subject to a three-year statute of limitation.

We do not anticipate declaring or paying dividends for the foreseeable future.

Liquidation Rights

Apart from a liquidation as a result of insolvency proceedings, our company may be liquidated only with a simple majority of votes cast and a majority of 75% or more of our share capital represented at the general shareholders’ meeting at which such vote is taken. Pursuant to the German Stock Corporation Act, in the event of our company’s liquidation, any assets remaining after all of our company’s liabilities have been settled will be distributed pro rata among our shareholders. The German Stock Corporation Act provides certain protections for creditors which must be observed in the event of liquidation.

Merger and Division

Any merger into or with another company, split-off and split-up, or the transfer of all or substantially all of our assets requires a resolution of our shareholder’s meeting with a simple majority of the votes cast and a majority of at least 75% of the share capital represented at the shareholder’s meeting at which such vote is taken.

Repurchase of our Own Shares

German law generally does not allow us to repurchase our own shares. German law, however, permits the purchase of a company’s own shares in certain limited cases. In particular, the general meeting may authorize the purchase of shares of up to ten percent of the registered capital, if the company has sufficient free reserves. We do not have such an authorization in place at this time.

Squeeze-Out of Minority Shareholders

Under German law, the shareholders’ meeting of a stock corporation may resolve upon request of a shareholder that holds at least 95% of the share capital that the shares held by any remaining minority shareholders be transferred to this shareholder against payment of “adequate cash compensation”. This amount must take into account the full value of the company at the time of the resolution, which is generally determined using the future earnings value method.

A squeeze-out in the context of a merger (umwandlungsrechtlicher Squeeze-Out) only requires a majority shareholder to hold at least 90% of the share capital. A squeeze-out in the context of a public take-over (übernahmerechtlicher Squeeze-Out) requires a majority shareholder to hold at least 95% of the share capital, but has a simplified process.

Objects and Purposes of our Company

Our business purpose, as described in paragraph 3 of our articles of association, is to research, develop and sell pharmaceuticals, and to assume the status of a holding company, i.e., to acquire and manage companies or stakes in companies. We may engage in all business activities which serve, directly or indirectly, our business purpose. Furthermore, we may establish branch offices and may acquire participations in enterprises of the same or similar kind.

Registration of our Company with Commercial Register

We are a German stock corporation that is organized under the laws of Germany. Our company is registered in the commercial register of Köln, Germany under the number HRB 49717.

Listing

Our ordinary shares are listed on the Stock Exchange in Düsseldorf and the Frankfurt Stock Exchange under the symbol “B8F”.

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Notification and Disclosure Obligations

The German Securities Trading Act requires every shareholder whose equity participation in a company with a registered seat in Germany, and that is listed for trading on an organized market in a member state of the European Union or a country that is a party to the Treaty on the European Economic Area, reaches, exceeds, or falls below thresholds of 3%, 5%, 10%, 15%, 20%, 25%, 30%, 50%, or 75% of the voting rights of such company to inform the company and the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht or BaFin) without undue delay and, in any case, no later than four trading days after reaching, exceeding or falling below these thresholds, using a standardized form. In the context of this requirement, the German Securities Trading Act and other regulations contains various rules that are meant to ensure that share ownership is attributed to the person that actually controls the voting rights pertaining to such shares. As long as the shareholder fails to make such notification, he may generally not exercise any rights pertaining to these shares (including voting rights and dividend rights). Upon receipt of any such shareholder notification, the German company is required to immediately publish the notification by a so-called European media bundle.

In addition, the European Market Abuse Regulation requires, inter alia, the members of the management board and the supervisory board, their spouses and close relatives, who purchase or sell shares, or other types of securities representing the right to acquire shares, including convertible bonds and bonds with warrants attached, issued by a company whose shares have been admitted to trading on a German stock exchange in excess of a de minimis number, to immediately notify the issuer and the BaFin of such purchases or sales. Upon receipt of such notice, the issuer is required to publish this notification by, among other things, posting it on its website.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, registers and delivers ADSs. Each ADS represents two of our ordinary shares (or a right to receive two of our ordinary shares) deposited with The Bank of New York Mellon SA/NV, as custodian for the depositary in Frankfurt. Each ADS also represents any other securities, cash or other property which may be held by the depositary in respect thereof. The depositary’s office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. German law governs shareholder rights. The depositary is the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided on page 3.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

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Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the U.S. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

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How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (although we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practicable, subject to the laws of Germany and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

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Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary, or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

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If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign, but a successor depositary has not been appointed and accepted its appointment;

●	we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

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After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holders (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver ADSs or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

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The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRSs that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

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DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct general obligations. The debt securities will be either senior debt securities or subordinated debt securities and may be secured or unsecured and may be convertible into other securities, including our common shares. The debt securities will be issued under one or more separate indentures between our company and a financial institution that will act as trustee. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to individually as an indenture and collectively as the indentures. Each of the senior debt trustee and the subordinated debt trustee is referred to individually as a trustee and collectively as the trustees. The material terms of any indenture will be set forth in the applicable prospectus supplement.

In addition, we will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

●	the title of the series;

●	the aggregate principal amount;

●	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

●	any limit on the aggregate principal amount;

●	the date or dates on which principal is payable;

●	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

●	the date or dates on which interest, if any, will be payable and any regular record date for the interest payable;

●	the place or places where principal and, if applicable, premium and interest, is payable;

●	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

●	the denominations in which such debt securities may be issuable, if other than denomination of $1,000, or any integral multiple of that number;

●	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

●	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

●	the currency of denomination;

●	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

●	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

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●	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

●	the provisions, if any, relating to any collateral provided for such debt securities;

●	any events of default;

●	the terms and conditions, if any, for conversion into or exchange for ordinary shares or ADSs;

●	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and

●	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of our company.

DESCRIPTION OF WARRANTS

We may issue warrants in one or more series, as described in the applicable prospectus supplement. Such warrants could either be issued as cash-settled warrants or created by detaching the warrant from bond-plus-warrant securities within the meaning of Section 221 of the German Stock Corporation Act. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement for the warrants, which we will file with the SEC.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

●	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	the designation, amount, and terms of the securities purchasable or amount payable upon exercise of the warrants;

●	if applicable, the exercise price in case of ordinary shares or ADSs and the number of ordinary shares or ADSs or amount payable to be received upon exercise of the warrants;

●	if applicable, the exercise price in case of our debt securities, the amount of debt securities or amount payable to be received upon exercise, and a description of that series of debt securities;

●	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

●	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms;

●	any applicable material U.S. federal income tax consequences;

●	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents;

●	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

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●	if applicable, the date from and after which the warrants and the ordinary shares and/or debt securities will be separately transferable;

●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any other time;

●	information with respect to book-entry procedures, if any;

●	the anti-dilution provisions of the warrants, if any;

●	any redemption or call provisions; and

●	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES OR ADSs

We may issue rights to subscribe for our ordinary shares or ADSs. These rights may or may not be transferable. In connection with any offering of rights, we may or may not enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.

The terms of the rights to subscribe for shares of our ordinary shares or ADSs will be set forth in a prospectus supplement which we will file with the SEC, and which will describe, among other things:

●	the exercise price;

●	the aggregate number of rights to be issued;

●	the number of ordinary shares or ADSs purchasable upon exercise of each right;

●	the procedures and limitations relating to the exercise of the rights;

●	the date upon which the exercise of rights will commence;

●	the record date, if any, to determine who is entitled to the rights;

●	the expiration date;

●	the extent to which the rights are transferable;

●	information regarding the trading of rights, including the stock exchanges, if any, on which the rights will be listed;

●	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed ordinary shares or ADSs;

●	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of the rights; and

●	any other material terms of the rights.

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Standby Arrangements

If fewer than all of the subscription rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such equity securities issued by us at a specified purchase price, which may be based on a formula, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

Any purchase contracts we issue will be physically settled by delivery of the securities. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units of any combination of the other types of securities offered under this prospectus in one or more series. The applicable prospectus supplement will describe:

●	the terms of the units and of the separate constituent securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

●	a description of the terms of any unit agreement governing the units; and

●	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways (or in any combination) from time to time:

●	through underwriters or dealers;

●	directly to a limited number of purchasers or to a single purchaser;

●	through agents; or

●	through any other method permitted by applicable law and described in the applicable prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:

●	the name or names of any underwriters, dealers or agents;

●	the purchase price of such securities and the proceeds to be received by us, if any;

●	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchanges on which the securities may be listed.

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Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

●	negotiated transactions;

●	at a fixed public offering price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to prevailing market prices; or

●	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

The securities may be sold through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our ordinary shares and American Depositary Shares, which are listed on the Frankfurt Stock Exchange and the NASDAQ Capital Market, respectively. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than our common shares, may or may not be listed on a national securities exchange.

LEGAL MATTERS

The validity of our ordinary shares and certain other matters of German law will be passed upon for us by LLR Legerlotz Laschet und Partner Rechtsanwälte Partnerschaft mbB, Köln, Germany.

Certain matters of New York State law will be passed upon for us by McGuireWoods LLP, New York, New York.

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EXPERTS

The consolidated financial statements of Biofrontera AG, as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Warth & Klein Grant Thornton AG Wirtschaftsprüfungsgesellschaft, independent registered public accountants and upon the authority of said firm as experts in auditing and accounting.

The current address of Warth & Klein Grant Thornton AG Wirtschaftsprüfungsgesellschaft is Johannstraße 39, 40476, Düsseldorf, Germany.

EXPENSES OF THIS OFFERING

The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred by us in connection with a possible offering of up to $100,000,000 of the securities registered under this registration statement. All amounts other than the SEC registration fee are estimates.

Itemized expenses	Amount
SEC registration fee	$12,980
FINRA filing fee	*
NASDAQ listing fee	*
Transfer agent’s fees	*
Printing expenses	*
Accounting fees and expenses	*
Trustee fees	*
Legal fees and expenses	*
Listing fees and expenses	*
Miscellaneous fees and expenses	*
Total	*

* To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Biofrontera AG is a German stock corporation and its registered offices and a substantial portion of its assets are located outside of the U.S. In addition, certain members of our management board, our supervisory board, our senior management and the experts named in the prospectus are residents of Germany and jurisdictions other than the U.S., and all or a substantial portion of the assets of such persons are located outside the U.S. As a result, it may not be possible, or may be very difficult, for you to effect service of process within the U.S. upon Biofrontera AG or these individuals or to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against Biofrontera AG or these individuals in the U.S. Awards of punitive damages in actions brought in the U.S. or elsewhere may be unenforceable in Germany. In addition, actions brought in a German court against Biofrontera AG or the members of its supervisory board and management board, its senior management and the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions; in particular, German courts generally do not award punitive damages. An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in Germany will depend on the particular facts of the case as well as the laws and treaties in effect at the time.

Litigation in Germany is also subject to rules of procedure that differ from the U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Germany would have to be conducted in the German language, and all documents submitted to the court would, in principle, have to be translated into German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a German court predicated upon the civil liability provisions of the U.S. federal securities laws against us, certain members of our management and supervisory boards and senior management and the experts named in this prospectus. The U.S. and Germany do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters, though recognition and enforcement of foreign judgments in Germany is possible in accordance with applicable German laws. Even if a judgment against our company, the non-U.S. members of our management board, supervisory board, senior management or the experts named in this prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or German courts.

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Biofrontera AG

$100,000,000

Ordinary Shares

American Depositary Shares

Debt Securities

Warrants

Rights to Subscribe for Ordinary Shares or American Depositary Shares

Purchase Contracts and

Units

PROSPECTUS

                   , 2020

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PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under German law, we may not, as a general matter, indemnify members of our supervisory board and management board. Certain limited exceptions may apply if the indemnification is in the legitimate interest of our company. We will indemnify our supervisory board and management board members, to the extent permissible under German law, from and against any liabilities arising out of or in connection with their services.

We have provided directors’ and officers’ liability insurance for the members of our supervisory and management boards against civil liabilities, which they may incur in connection with their activities on behalf of our company.

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EXHIBIT INDEX

The following documents are filed as part of this registration statement:

Exhibit Number	Description of Exhibit	Manner of Filing
1.1	Form of Underwriting Agreement	To be filed, if necessary, by amendment
3.1	Articles of Association of Biofrontera AG	Previously filed.
3.2	Rules of Procedure of the Supervisory Board of Biofrontera AG	Previously filed (incorporated by reference to Exhibit 3.2 of Registration Statement on Form F-1 (File No. 333-222546) filed with the SEC on January 12, 2018).
3.3	Rules of Procedure of the Management Board of Biofrontera AG	Previously filed (incorporated by reference to Exhibit 3.3 of Registration Statement on Form F-1 (File No. 333-222546) filed with the SEC on January 12, 2018).
4.1	Form of specimen of ordinary registered share certificate and English translation thereof	Previously filed.
4.2	Form of Deposit Agreement	Previously filed.
4.3	Form of American Depositary Receipt	Previously filed.
4.4	Form of Subscription Rights Agreement and/or Certificate	To be filed, if necessary, by amendment
4.5	Form of Senior Indenture	Previously filed.
4.6	Form of Subordinated Indenture	Previously filed.
4.7	Form of Warrant	To be filed, if necessary, by amendment
4.8	Form of Purchase Contract	To be filed, if necessary, by amendment
4.9	Form of Unit Agreement and/or Certificate	To be filed, if necessary, by amendment
5.1	Opinion of LLR Legerlotz Laschet und Partner Rechtsanwälte Partnerschaft mbB, Köln, Germany	Filed herewith
5.2	Opinion of McGuireWoods LLP, New York, New York	Filed herewith
23.1	Consent Warth & Klein Grant Thornton AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm	Filed herewith.
23.2	Consent of LLR Legerlotz Laschet und Partner Rechtsanwälte Partnerschaft mbB, Köln, Germany	Included in Exhibit 5.1
23.3	Consent of McGuireWoods LLP, New York, New York	Included in Exhibit 5.2
24.1	Powers of Attorney	Previously filed.
25.1	Statement of Eligibility on Form T-1 for Senior Indenture and Subordinated Indenture	Filed herewith.

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UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(A)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B)	Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the foregoing paragraphs of this section do not apply if the Registration Statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement on Form F-3.

5.	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7.	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities at that time shall be deemed to be the initial bona fide offering thereof.

8.	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leverkusen, Germany, on February 12, 2020.

BIOFRONTERA AG

By:	/s/ Hermann Lübbert
Name:	Prof. Dr. Hermann Lübbert, Ph.D
Title:	Chief Executive Officer

By:	/s/ Thomas Schaffer
Name:	Thomas Schaffer
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer and Chairman of	February 12, 2020
Prof. Dr. Hermann Lübbert, Ph.D	management board

/s/ Thomas Schaffer	Chief Financial Officer and member of	February 12, 2020
Thomas Schaffer	management board

*	Chairman of supervisory board	February 12, 2020
Ulrich Granzer

*	Vice chairman of supervisory board	February 12, 2020
Jürgen Baumann

*	Member of supervisory board	February 12, 2020
John Borer

*	Member of supervisory board	February 12, 2020
Kevin Weber

*	Member of supervisory board	February 12, 2020
Reinhard Eyring

*	Member of supervisory board	February 12, 2020
Prof. Dr. Franca Ruhwedel, Ph.D

By:	/s/ Thomas Schaffer
Thomas Schaffer
Attorney-in-Fact

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the United States Securities Act of 1933, as amended, the undersigned, the registrant’s duly authorized representative in the U.S., has signed this Registration Statement on this February 12, 2020.

Biofrontera Inc.

By:	/s/ Hermann Lübbert
Name:	Hermann Lübbert
Title:	President & Chief Executive Officer

By:	/s/ Thomas Schaffer
Name:	Thomas Schaffer
Title:	Chief Financial Officer

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